Exhibit 5.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770 713.223.2300 Office 713.221.1212 Fax bgllp.com

March 1, 2012

Kinder Morgan Management, LLC

Kinder Morgan Energy Partners, L.P.
Kinder Morgan, Inc.
500 Dallas Street, Suite 1000
Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel to Kinder Morgan Management, LLC, a Delaware limited liability company (the “Company”), Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and Kinder Morgan, Inc., a Delaware corporation (the “Corporation”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company, the Partnership and the Corporation on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (a) the offering by the Company and selling shareholders from time to time of the Company’s shares representing limited liability company interests (the “Shares”), (b) the sale by the Partnership to the Company of the Partnership’s limited partner interests denominated as i-units (the “i-units”) in exchange for the net proceeds of the offerings by the Company of Shares and (c) the obligation (the “Purchase Obligation”) of the Corporation to purchase Shares in certain circumstances as specified in the Purchase Provisions (the “Purchase Provisions”) attached as Annex B to and made a part of the Second Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”). We have been asked by the Company, the Partnership and the Corporation to render this opinion.

We have examined originals or copies of (a) the Registration Statement, (b) the Certificate of Formation of the Company and the LLC Agreement, each as amended to date, (c) the Certificate of Limited Partnership and the Third Amended and Restated Agreement of Limited Partnership of the Partnership, each as amended to date, (d) the Certificate of Incorporation and the Bylaws of the Corporation, each as amended to date, (e) certain resolutions adopted by the Board of Directors of the Company, for itself and on behalf of the Partnership, as the delegate of the general partner of the Partnership, (f) certain resolutions adopted by the Board of Directors of the Corporation, and (g) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company, for itself and on behalf of the Partnership, as the delegate of the general partner of the Partnership, of the Corporation and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We also have assumed that the Commission filing fee with respect to any Shares sold pursuant to the Registration Statement will be paid at the appropriate time.

Based on the foregoing and subject to the limitations, assumptions and qualifications set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.                                       with respect to any Shares offered by the Company pursuant to the Registration Statement (the “Company Offered Shares”), when the Company Offered Shares have been duly authorized for issuance, and when the terms of their respective issue and sale have been duly established, upon the issuance and delivery thereof as contemplated by the Registration Statement, and upon receipt by the Company of the purchase price therefor, the Company Offered Shares will be validly issued, fully paid and nonassessable;

2.                                       with respect to any Shares offered by selling shareholders pursuant to the Registration Statement (the “Secondary Offered Shares”), the Secondary Offered Shares are, and upon the delivery thereof by the selling shareholders as contemplated by the Registration Statement will be, validly issued, fully paid and nonassessable;

3.                                       with respect to the i-units to be sold to the Company in exchange for the net proceeds of the Company Offered Shares, when such i-units have been duly authorized for issuance, and when the terms of their issue and sale have been duly established, upon the issuance and delivery of the i-units as set forth in the Registration Statement, and upon receipt by the Partnership of the purchase price therefor, the i-units will be legally issued, fully paid and nonasssessable; and

4.                                       the Purchase Provisions have been duly authorized, and the owners of Shares will be entitled to the benefits thereof.

The foregoing opinion is based on and limited to the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act, the General Corporation Law of the State of Delaware and the applicable federal laws of the United States of America, and we render no opinion with respect to the law of any other jurisdiction. The reference to the Delaware statutes in the preceding sentence include the referenced statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial cases interpreting those laws currently in effect.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the references to our firm under the heading “Validity of the Securities” in the prospectus included in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP